Exhibit 14.1


                          LYNCH INTERACTIVE CORPORATION
                                 CODE OF ETHICS
                           (ADOPTED DECEMBER 4, 2003)

     Employment by Lynch Interactive Corporation or its subsidiaries (collectively, the "Company") carries with it the duty and responsibility to be continually aware of the importance of ethical conduct when dealing with competitors, suppliers, customers, regulators and other employees. This Code of Ethics applies to all employees, officers and directors of the Company, including its principal executive officer and its senior financial officers. Each of us, whether an employee, officer or director, has an individual responsibility to deal ethically in all aspects of the Company's business and to comply fully with all applicable laws, regulations and Company policies. Each individual is expected to assume the responsibility for applying these standards of ethical conduct and for acquainting himself or herself with the various laws, regulations and policies applicable to his or her assigned duties. This Code of Ethics is applicable not only to the conduct of each employee of the Company, but also to the conduct of any associate or relative of such employee in regard to the Company and to competitors, suppliers, customers, regulators and employees of the Company. For the purposes of this Code of Ethics, a relative is any person who is related by blood, marriage or adoption or whose relationship with the employee is similar to that of persons who are related by blood, marriage or adoption. For the purposes of this Code of Ethics, an associate of an employee is (i) a corporation or other entity of which such employee is an officer or partner, or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities; and (ii) any trust or other estate in which such employee has a substantial beneficial interest or as to which such employee serves as trustee or in a similar capacity. In complying with the Company's Code of Ethics, you are expected to exercise high standards of integrity and good judgment and to apply the following guiding principles:

- to conduct yourself in an honest manner in dealing with others and to accept responsibility for your actions, including actions that may be unethical or improper.

- to observe the Company's Conflicts of Interest Policy and to refrain from taking part or exercising influence in any transaction in which your personal interest may conflict with the best interests of the Company, including (i) taking for yourself personally opportunities that are discovered through the use of corporate property, information or position,
     (ii) using corporate property, information or position for personal gain, and (iii) competing with the Company.

- to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes. The personal use of Company assets without proper approval is prohibited.

-    to make commercial decisions that are in the best interests of the Company.

-    to  endeavor  to deal  fairly  with  the  Company's  customers,  suppliers, competitors, regulators and employees by not taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

- to provide fair and equal opportunity to all employees regardless of race, color, sex, sexual orientation, religion, age, national origin, veteran's status, disability or handicap and to avoid harassment or unequal treatment of co-employees.

-    to  establish   and  maintain  a  work   environment   that  is  free  from
     intimidation, threats or violent acts and the effects of alcohol and drug abuse.

- to refrain from engaging in conduct that could be construed as sexual harassment. Unwelcome sexual advances, sexually suggestive statements or questions, offensive jokes, sexual innuendoes, offensive touching, requests for sexual favors, displaying or showing sexually suggestive material (including posters, calendars, cartoons, e-mail, or Internet websites), and other verbal or physical conduct of a sexual nature may be forms of sexual harassment.

- to act as a responsible and useful corporate citizen to enhance the communities within which you work and live and to support selected civic, charitable, educational and other activities as appropriate.

-    to comply  with all  laws,  rules,  regulations,  policies  and  guidelines
     applicable  to  the  operation  of  the  Company.   These  include  without
     limitation those relating to the environment, fair trade and antitrust, telecommunications, securities regulation, labor, health and safety.

- to refrain from using confidential or other non-public information, and from disclosing to others such information for their use, in trading the securities of the Company or any other company with which the Company has a business relationship.

- to exercise good judgment in the use of information you may acquire in the course of doing Company business including, but not limited to, methods of operation, sales, products, profits, costs, markets, key personnel, licenses, trade secrets and other know-how of the Company and to maintain the confidentiality of all such information (except when disclosure is authorized or legally mandated).

- to fully and fairly disclose the financial condition and results of operations of the Company in accordance with applicable accounting principles, laws, rules and regulations, and in such connection, to keep the books and records of the Company so as to fully and fairly reflect all Company transactions.

- to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to regulators, as well as in financial, stockholder and other internal or external reports, documentation or audits.

-    to discourage co-employees from engaging in illegal or unethical conduct.

- to use computer resources and communications systems for proper purposes only, excluding therefrom the following: (i) abusive or otherwise objectionable language; (ii) information that is illegal or obscene; (iii) messages likely to result in the loss of the recipient's work or systems;
     (iv) use that interferes with the work of co-employees; and (v) solicitation of co-employees for any purpose violative of this Code of Ethics or any other policy of the Company.

- to promptly report knowledge of any illegal or improper activity or violations of laws, rules, regulations or this Code of Ethics to the General Counsel of the Company, with the assurance that the Company will not allow retaliation for reports made in good faith.

-    to  implement  necessary  changes  in  programs,   systems,   practices  or
     procedures to avoid future ethical problems.

     Failure to comply with this Code of Ethics may result in disciplinary action, including warnings, suspensions, termination of employment or such other actions as may be appropriate under the circumstances.

     Any questions pertaining to the Code of Ethics are to be directed to the General Counsel of the Company.

     Waivers under this Code of Ethics may only be granted by the Board of Directors of the Company or a committee of the Board to which such authority has been granted. Any such waiver will be disclosed as required by applicable securities laws and the rules of the American Stock Exchange.



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                                  CERTIFICATION

     I hereby state that I have read the Lynch Interactive Corporation Code of Ethics adopted December 4, 2003 and that I understand my responsibilities thereunder. I agree to abide by the Code of Ethics to the best of my ability.

     I am not aware of any violation, or any possible violation, of the Code of Ethics or any applicable law or regulation.

     I am aware of such a violation or possible violation. (Provide explanation below.)





Signature:___________________________________   Date: _________________, 200__


Name (please print):___________________________________________


Explanation: